AZZ Inc. Reports Fiscal Year 2025 Third Quarter Results

Strong Sales Growth Drives Quarterly Results; Narrowing and Raising Fiscal Year 2025 Financial Guidance

January 7, 2025 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced financial results for the third quarter ended November 30, 2024.
Fiscal Year 2025 Third Quarter Financial Results Overview (as compared to prior fiscal year third quarter(1)):
◦Total Sales of $403.7 million, up 5.8%
▪Metal Coatings sales of $168.6 million, up 3.3%
▪Precoat Metals sales of $235.1 million, up 7.6%
◦Net Income of $33.6 million, up 25.0% and Adjusted net income of $41.9 million, up 20.5%
◦GAAP diluted EPS of $1.12 per share, up 21.7%, and Adjusted diluted EPS of $1.39, up 16.8%
◦Adjusted EBITDA of $90.7 million or 22.5% of sales, versus prior year of $86.4 million, or 22.6% of sales
◦Segment Adjusted EBITDA margin of 31.5% for Metal Coatings and 19.1% for Precoat Metals
◦Debt reduction of $35 million in the quarter; fiscal year-to-date debt reduction of $80 million, resulting in net leverage ratio 2.6x
◦Cash dividend of $0.17 per share to common shareholders
◦Repriced Term Loan B which reduced the future borrowing rate by 75 basis points to SOFR+2.50%

(1) Adjusted Net Income, Adjusted EPS, Adjusted EBITDA and net leverage ratio are non-GAAP financial measures as defined and reconciled in the tables below.

Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "Third quarter results exceeded expectations as third quarter sales grew to $403.7 million, up 5.8% over the prior year, with Adjusted EPS of $1.39. Consolidated Adjusted EBITDA grew to $90.7 million, or 22.5% of sales, primarily driven by higher volume for hot-dip galvanized steel and coil-coated materials and operational productivity over the prior year. Metal Coatings benefited from lower zinc costs and improved zinc utilization, and delivered an Adjusted EBITDA margin of 31.5%. Precoat Metals' Adjusted EBITDA margin improved to 19.1%, primarily due to sales growth, favorable mix and improved operational performance.

Our fiscal year-to-date cash from operations of $185.6 million allowed us to reduce debt by $80.0 million and continue to reduce our net leverage ratio to 2.6x at the end of the third quarter. We continue to expect debt reduction to exceed $100 million in the fiscal year. Capital expenditures for the third quarter totaled $26.4 million, including $11.2 million of spending related to the new Washington, Missouri, facility, which is on budget and schedule. I want to thank all of our dedicated AZZ employees for their work during the quarter on sales volume, productivity improvements, and for their continued pride and passion for delivering outstanding quality and service to our customers, while driving operational excellence. We look forward to finishing fiscal year 2025 well as we set new profitability records moving forward," Ferguson concluded.

Fiscal Year 2025 Third Quarter Segment Performance

AZZ Metal Coatings
Sales of $168.6 million increased by 3.3% over the third quarter of last year, primarily due to increased volume supported by project spending in end markets including construction, industrial, and transmission and distribution. Galvanizing sales increased 5.2% for the quarter, partially offset by a decrease in other sales. Segment EBITDA of $53.1 million resulted in EBITDA margin of 31.5%, on increased volume and zinc productivity improvement, an increase of 150 basis points from the prior year third quarter.

AZZ Precoat Metals
Sales of $235.1 million increased by 7.6% over the third quarter of last year on increased volume driven by market share growth and improvements from mix shifts in end markets including construction, HVAC, and transportation. Segment EBITDA of $45.0 million resulted in EBITDA margin of 19.1%, an increase of 70 basis points from the prior year third quarter.

Balance Sheet, Liquidity and Capital Allocation
The Company generated significant operating cash of $185.6 million for the first nine months of fiscal year 2025 through improved earnings and disciplined working capital management. At the end of the third quarter, the Company's net leverage was 2.6x trailing twelve months EBITDA. During the first nine months of fiscal year 2025, the Company paid down debt of $80 million and returned cash to common shareholders through cash dividend payments totaling $14.4 million. Capital expenditures for the first nine months of fiscal year 2025 were $85.9 million, and full fiscal year capital expenditures are expected to be approximately $100 - $120 million.

Financial Outlook - Fiscal Year 2025 Revised Guidance
Revised Fiscal Year 2025 guidance reflects our best estimates given expected market conditions for the full year, lower interest expense, an annualized effective tax rate of 25% and excludes any federal regulatory changes that may emerge.

Revised FY25 Guidance(1)
Sales	$1.550 - $1.600 billion
Adjusted EBITDA	$340 - $360 million
Adjusted Diluted EPS	$5.00 - $5.30

(1) FY2025 Revised Guidance Assumptions:
a.Excludes the impact of any future acquisitions.
b.Includes approximately $15 - $18 million of equity income from AZZ’s minority interest in its unconsolidated subsidiary.
c.Management defines adjusted earnings per share to exclude intangible asset amortization, acquisition expenses, transaction related. expenses, certain legal settlements and accruals, and certain expenses related to non-recurring events from the reported GAAP measure.

Conference Call Details
AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Jason Crawford, Chief Financial Officer, and David Nark, Senior Vice President of Marketing, Communications, and Investor Relations to discuss financial results for the third quarter of the fiscal year 2025, Wednesday, January 8, 2025, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available at (877) 344-7529 or (412) 317-0088 (international), replay access code: 2492585, through January 15, 2025, or by visiting http://www.azz.com/investor-relations for the next 12 months.

About AZZ Inc.
AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand by the construction markets, the industrial markets, and the metal coatings markets. We could also experience additional increases in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process, paint used in our coil coating process; supply-chain vendor delays; customer requested delays of our manufactured solutions; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States and other foreign markets in which we operate; acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 29, 2024, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov. You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Senior Vice President of Marketing, Communications, and Investor Relations
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors
(214) 616-2207 or (817) 368-2556
www.threepa.com

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2024	2023	2024	2023
Sales	$403,654	$381,605	$1,225,869	$1,171,020
Cost of sales	305,876	293,456	921,907	888,606
Gross margin	97,778	88,149	303,962	282,414

Selling, general and administrative	39,243	35,325	108,032	103,087
Operating income	58,535	52,824	195,930	179,327

Interest expense, net	(19,223)	(25,855)	(63,906)	(82,331)
Equity in earnings of unconsolidated subsidiaries	7,168	8,742	12,470	11,136
Other income (expense), net	(763)	(41)	(142)	9
Income before income taxes	45,717	35,670	144,352	108,141
Income tax expense	12,114	8,780	35,728	24,397
Net income	33,603	26,890	108,624	83,744
Series A Preferred Stock Dividends	—	(3,600)	(1,200)	(10,800)
Redemption premium on Series A Preferred Stock	—	—	(75,198)	—
Net income available to common shareholders	$33,603	$23,290	$32,226	$72,944

Basic earnings per common share	$1.12	$0.93	$1.12	$2.91
Diluted earnings per common share	$1.12	$0.92	$1.11	$2.86

Weighted average shares outstanding - Basic	29,879	25,077	28,819	25,024
Weighted average shares outstanding - Diluted	30,118	29,330	29,076	29,278

Cash dividends declared per common share	$0.17	$0.17	$0.51	$0.51

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2024	2023	2024	2023
Sales:
Metal Coatings	$168,599	$163,186	$516,750	$501,816
Precoat Metals	235,055	218,419	709,119	669,204
Total Sales	$403,654	$381,605	$1,225,869	$1,171,020

Adjusted EBITDA
Metal Coatings	$53,103	$48,991	$162,113	$152,500
Precoat Metals	44,983	40,253	142,837	129,856
Infrastructure Solutions	7,139	8,452	12,403	10,642
Total Segment EBITDA(1)	$105,225	$97,696	$317,353	$292,998

(1) See the non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	November 30, 2024	February 29, 2024
Assets:
Current assets	$394,405	$366,999
Property, plant and equipment, net	580,178	541,652
Other non-current assets, net	1,269,967	1,286,854
Total assets	$2,244,550	$2,195,505

Liabilities, Mezzanine Equity, and Shareholders’ Equity:
Current liabilities	$222,292	$194,306
Long-term debt, net	879,548	952,742
Other non-current liabilities	113,122	113,966
Mezzanine Equity	—	233,722
Shareholders' Equity	1,029,588	700,769
Total liabilities, mezzanine equity, and shareholders' equity	$2,244,550	$2,195,505

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended November 30,
	2024	2023
Net cash provided by operating activities	$185,597	$180,928
Net cash used in investing activities	(85,100)	(66,853)
Net cash used in financing activities	(103,912)	(109,444)
Effect of exchange rate changes on cash	550	58
Net increase (decrease) in cash and cash equivalents	(2,865)	4,689
Cash and cash equivalents at beginning of period	4,349	2,820
Cash and cash equivalents at end of period	$1,484	$7,509

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA
In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provide adjusted net income, adjusted earnings per share and Adjusted EBITDA (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position and prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted net income, adjusted earnings per share and Adjusted EBITDA to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
Management defines adjusted net income and adjusted earnings per share to exclude intangible asset amortization, acquisition expenses, transaction related expenses, certain legal settlements and accruals, and certain expenses related to non-recurring events from the reported GAAP measure. Management defines Adjusted EBITDA as adjusted earnings excluding depreciation, amortization, interest and provision for income taxes. Management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt and its capacity for making capital expenditures in the future.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company’s GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP, and undue reliance should not be placed on these non-GAAP financial measures. Additionally, these non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provides a reconciliation for the three months ended November 30, 2024 and November 30, 2023 between the non-GAAP Adjusted Earnings Measures to the most comparable measures, calculated in accordance with GAAP (dollars in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended November 30,				Nine Months Ended November 30,
	2024		2023		2024		2023
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income	$33,603		$26,890		$108,624		$83,744
Less: Series A Preferred Stock dividends	—		(3,600)		(1,200)		(10,800)
Less: Redemption premium on Series A Preferred Stock	—		—		(75,198)		—
Net income available to common shareholders(2)	33,603	$1.12	23,290	$0.92	32,226	$1.11	72,944	$2.86
Impact of Series A Preferred Stock dividends(2)	—		3,600		1,200		10,800
Net income and diluted earnings per share for Adjusted net income calculation(2)	33,603	$1.12	26,890	$0.92	33,426	$1.11	83,744	$2.86
Adjustments:
Amortization of intangible assets	5,773	0.19	5,872	0.20	17,353	0.58	18,108	0.62
Legal settlement and accrual(3)	3,483	0.12	4,500	0.15	3,483	0.12	10,250	0.35
Retirement and other severance expense(4)	1,666	0.06	—	—	3,554	0.12	—	—
Redemption premium on Series A Preferred Stock(5)	—	—	—	—	75,198	2.50	—	—
Subtotal	10,922	0.37	10,372	0.35	99,588	3.31	28,358	0.97
Tax impact(6)	(2,621)	(0.09)	(2,489)	(0.08)	(5,854)	(0.19)	(6,806)	(0.23)
Total adjustments	8,301	0.28	7,883	0.27	93,734	3.11	21,552	0.74
Adjusted net income and adjusted earnings per share (non-GAAP)	$41,904	$1.39	$34,773	$1.19	$127,160	$4.22	$105,296	$3.60

Weighted average shares outstanding - Diluted for Adjusted earnings per share(2)		30,118		29,330		30,123		29,278

    See notes on page 10.

Adjusted EBITDA

	Three Months Ended November 30,		Nine Months Ended November 30,
	2024	2023	2024	2023
Net income	$33,603	$26,890	$108,624	$83,744
Interest expense	19,223	25,855	63,906	82,331
Income tax expense	12,114	8,780	35,728	24,397
Depreciation and amortization	20,633	20,357	61,383	59,034
Legal settlement and accrual(3)	3,483	4,500	3,483	10,250
Retirement and other severance expense(4)	1,666	—	3,554	—
Adjusted EBITDA (non-GAAP)	$90,722	$86,382	$276,678	$259,756

See notes on page 10.

Adjusted EBITDA by Segment

	Three Months Ended November 30, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$46,489	$37,080	$7,139	$(57,105)	$33,603
Interest expense	—	—	—	19,223	19,223
Income tax expense	—	—	—	12,114	12,114
Depreciation and amortization	6,614	7,903	—	6,116	20,633
Retirement and other severance expense(4)	—	—	—	1,666	1,666
Adjusted EBITDA (non-GAAP)	$53,103	$44,983	$7,139	$(14,503)	$90,722

See notes on page 10.

	Nine Months Ended November 30, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$142,158	$119,703	$12,403	$(165,640)	$108,624
Interest expense	—	—	—	63,906	63,906
Income tax expense	—	—	—	35,728	35,728
Depreciation and amortization	19,955	23,134	—	18,294	61,383
Retirement and other severance expense(4)	—	—	—	3,554	3,554
Adjusted EBITDA (non-GAAP)	$162,113	$142,837	$12,403	$(40,675)	$276,678

See notes on page 10.

	Three Months Ended November 30, 2023
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$37,813	$32,752	$8,452	$(52,127)	$26,890
Interest expense	—	—	—	25,855	25,855
Income tax expense	—	—	—	8,780	8,780
Depreciation and amortization	6,678	7,501	—	6,178	20,357
Legal settlement and accrual(3)	4,500	—	—	—	4,500
Adjusted EBITDA (non-GAAP)	$48,991	$40,253	$8,452	$(11,314)	$86,382

See notes on page 10.

	Nine Months Ended November 30, 2023
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$128,353	$109,449	$4,892	$(158,950)	$83,744
Interest expense	—	—	—	82,331	82,331
Income tax expense	—	—	—	24,397	24,397
Depreciation and amortization	19,647	20,407	—	18,980	59,034
Legal settlement and accrual(3)	4,500	—	5,750	—	10,250
Adjusted EBITDA (non-GAAP)	$152,500	$129,856	$10,642	$(33,242)	$259,756

See notes on page 10.

Debt Leverage Ratio Reconciliation

	Trailing Twelve Months Ended
	November 30,	February 29,
	2024	2024
Gross debt	$930,250	$1,010,250
Less: Cash per bank statement	(10,233)	(24,807)
Add: Finance lease liability	5,110	3,987
Consolidated indebtedness	$925,127	$989,430

Net income	$126,487	$108,624
Depreciation and amortization	81,771	61,383
Interest expense	88,641	63,907
Income tax expense	39,827	35,728
EBITDA per Credit Agreement	336,726	269,642
Cash items(7)	15,230	25,443
Non-cash items(8)	12,634	9,510
Equity in earnings, net of distributions	(6,863)	(12,294)
Adjusted EBITDA per Credit Agreement	$357,727	$292,301

Net leverage ratio	2.6x	3.4x

(1) Earnings per share amounts included in the "Adjusted net income and Adjusted Earnings Per Share" table above may not sum due to rounding differences.
(2) For the nine months ended November 30, 2024, diluted earnings per share is based on weighted average shares outstanding of 29,076, as the
Series A Preferred Stock that was redeemed May 9, 2024 is anti-dilutive. The calculation of adjusted diluted earnings per share is based on weighted average shares outstanding of 30,123, as the Series A Preferred Stock is dilutive to adjusted diluted earnings per share. Adjusted net income for adjusted earnings per share also includes the addback of Series A Preferred Stock dividends for the periods noted above. For further information regarding the calculation of earnings per share, see "Item I. Financial Statements—Note 3" in the Company's Form 10-Q for the
quarterly period ended November 30, 2024.
(3) For the three and nine months ended November 30, 2024, represents a legal settlement and accrual related to a non-operating entity, and is classified as “Corporate” in our operating segment disclosure. For the three months ended November 30, 2023 represents a legal accrual related to the Metal Coatings segment of $4.5 million. For the nine months ended November 30, 2023, consists of the $4.5 million accrual for the Metal
Coatings segment and $5.75 million for the settlement of a litigation matter related to the AIS segment that was retained following the sale of the
AIS business. See "Item I. Financial Statements—Note 16" in the Company's Form 10-Q for the quarterly period ended November 30, 2024.
(4) Related to retention and transition of certain executive management employees.
(5) On May 9, 2024, we redeemed the Series A Preferred Stock. The redemption premium represents the difference between the redemption amount paid and the book value of the Series A Preferred Stock.
(6) The non-GAAP effective tax rate for each of the periods presented is estimated at 24.0%.
(7) Cash items includes certain legal settlements, accruals, and retirement and other severance expense, and costs associated with the AVAIL JV transition services agreement.
(8) Non-cash items include stock-based compensation expense and other non-cash expenses.